Execution Version

MANAGEMENT AGREEMENT

TO:	Efficient Capital Management, LLC
4355 Weaver Parkway, Suite 200
Warrenville, Illinois 60555

Dear Gentlemen:

Unified Series Trust (the “Trust”) herewith confirms our agreement with Efficient Capital Management, LLC (“you” or the “Adviser”) pursuant to this Management Agreement (the “Agreement”).

The Trust has been organized to engage in the business of a registered open-end investment company. The Trust currently offers several series of shares to investors, one of which is the Efficient Enhanced Multi-Asset Fund (the “Fund”).

You have been selected to act as the sole investment adviser of the Fund and to provide certain other services, as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Trust agrees with you as set forth below.

1.       ADVISORY SERVICES

You will regularly provide the Fund with such investment advice as you in your discretion deem advisable and will furnish a continuous investment program for the Fund consistent with the Fund’s investment objectives and policies as set forth in its then current Prospectus and Statement of Additional Information. You will determine the holdings to be purchased for the Fund, the portfolio holdings to be held or sold by the Fund and the portion of the Fund’s assets to be held uninvested, subject always to the Fund’s investment objectives, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board of Trustees for the Trust (the “Board”) may from time to time establish. You will advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board and committees of the Board regarding the conduct of the business of the Fund. You also will be responsible for voting proxies with respect to securities held by the Fund, or delegating such proxy voting responsibilities to appropriate sub-advisers to the Fund, and reporting the Fund’s proxy voting record to the Fund’s administrator in the form required by the Securities and Exchange Commission (“SEC”) or its staff on Form N-PX.

The Adviser’s investment authority shall include the authority to purchase and sell securities, and cover open positions, and generally to deal in securities, swaps (including but not limited to interest rate swaps and credit default swaps), futures contracts and options thereon, currency transactions, and other derivatives and investment instruments and techniques as may be permitted for use by the Fund and consistent with the Registration Statement.

The Adviser may: (i) open and maintain brokerage accounts for swaps, futures and options on futures, currency transactions, other derivatives and securities (such accounts hereinafter referred to as “Brokerage Accounts”) on behalf of and in the name of the Fund; and (ii) execute for and on behalf of the Brokerage Accounts, standard customer agreements, futures commission merchant (“FCM”) agreements, ISDA Master Agreements (including Credit Support Annex(es) with one or more FCMs, brokers, or swaps dealers. The Adviser may, using such of the securities and other property in the Brokerage Accounts as the Adviser deems necessary or desirable, direct the custodian to deposit on behalf of the Fund, original and maintenance brokerage deposits including for margin and premium and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Adviser deems desirable or appropriate.

The Fund shall furnish or otherwise make available to you such copies of each the Fund’s financial statements, proxy statements, reports and other information relating to its business and affairs as you may, at any time or from time to time, reasonably require in order to discharge your obligations under this Agreement.

You may delegate any or all of the responsibilities, rights or duties described in this Agreement, with respect to all or a portion of the Fund, to one or more sub-advisers who shall enter into agreements with you (each such party, a “Sub-Adviser”); provided that each Sub-Adviser and your agreement with such Sub-Adviser are approved by the Board including a majority of the Trustees who are not interested persons of you, the Sub-Adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval and (unless exempted by an applicable order of the SEC or its staff issued under the Investment Company Act of 1940, as amended (the “1940 Act”)) by a vote of the holders of a majority of the outstanding voting securities of the Fund. Such Sub-Adviser may (but need not) be affiliated with the Adviser. For the avoidance of doubt and without limitation to the foregoing, such delegation may include the purchase and sale of securities and other investment instruments, the selection of executing brokers to be used and any best execution duties under applicable law, and the voting of proxies. Retention of a Sub-Adviser shall in no way reduce your responsibilities or obligations under this Agreement.

Any fees or compensation payable to any Sub-Adviser shall be paid by the Adviser and no additional obligation may be incurred on the Fund’s behalf to any Sub-Adviser; except that any Fund expenses that may be incurred by the Adviser and paid by the Fund to the Adviser directly may be incurred by the Sub-Adviser and paid by the Adviser to the Sub-Adviser, so long as such payment arrangements are approved by the Fund and the Adviser prior to the Sub-Adviser’s incurring such expenses.

If the Adviser delegates its responsibilities to more than one Sub-Adviser, the Adviser shall be responsible for assigning to each Sub-Adviser that portion of the assets of the portfolio for which the Sub-Adviser is to act as Sub-Adviser.

To the extent that any obligations of the Adviser or any Sub-Adviser require any service provider of the Fund to furnish information or services, the Fund may request that such information or services shall be furnished by the Fund’s service providers to both the Fund and the Adviser.

2.       ALLOCATION OF CHARGES AND EXPENSES

You will pay the compensation and expenses of any persons rendering any services to the Fund who are officers, directors, equity owners or employees of your company and will make available, without expense to the Fund, the services of such of your employees as may duly be elected officers or trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law. The compensation and expenses of any officers, trustees and employees of the Trust who are not officers, directors, equity owners or employees of your company will be paid by the Fund. You will pay all expenses incurred by the Trust prior to commencement of operations of the Fund in connection with the organization of the Fund and the costs of obtaining the initial registration of Fund shares with the SEC pursuant to a post-effective amendment to the Trust’s registration under the Investment Company Act of 1940, as amended (“1940 Act”), which expenses may be recouped from the Fund in accordance with any expense limitation agreement that you have entered into with the Fund.

You also will bear any expenses incurred in connection with voting proxies with respect to securities held in the Fund’s portfolio, if any.

The Fund will be responsible for the payment of all organizational and operating expenses of the Fund, including fees and expenses incurred by the Fund in connection with membership in investment company organizations; brokerage fees and commissions; its allocable share of the fees and expenses of legal counsel to the Trust and legal counsel to the independent Trustees, fees and expenses of the Trust’s independent public accountants; expenses of registering Fund shares under federal and state securities laws; insurance expenses; taxes or governmental fees; borrowing costs (such as interest and dividend expenses on securities sold short); fees and expenses of the custodian, transfer agent, shareholder services agent, dividend disbursing agent, plan agent, administrator, accounting and pricing services agent of the Fund; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; the fees and expenses of officers and trustees of the Trust who are not affiliated with you; the cost of preparing and distributing reports and notices to shareholders; the cost of printing or preparing prospectuses and statements of additional information for delivery to the Fund’s shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; such extraordinary or non-recurring expenses as may arise, including any Legal Action (defined below) to which the Trust may be a party or to which it may otherwise be subject and indemnification for the Trust’s officers and Trustees with respect thereto; or any other expense not specifically described above incurred in the performance of the Fund’s obligations. All other expenses not assumed by you and incurred by the Fund in connection with its operations will be borne by the Fund. The Fund will also pay expenses which it is authorized to pay pursuant to Rule 12b-l under the 1940 Act. As used herein, the term “Legal Action” means an examination, inquiry or administrative action of the Fund by the SEC staff or other federal or state regulator or self-regulatory organization, or the Fund becoming the subject of any complaint, lawsuit or subpoena by any regulator, shareholder of the Fund, or other party.

You may obtain reimbursement from the Fund, at such time or times as you may determine in your sole discretion, for any of the expenses advanced by you, which the Fund is obligated to pay, and such reimbursement shall not be considered to be part of your compensation pursuant to this Agreement.

In the event that the Fund is subject to an examination, inquiry, or enforcement action by the SEC staff or other federal or state regulator or self-regulatory organization, or if the Fund becomes the subject of any complaint or lawsuit by any regulator, shareholder of the Fund or other party (collectively, ’‘Legal Action’’), you agree that any reasonable expense or cost incurred as a result of the Legal Action for which the Fund is responsible as required above shall be paid directly by you; provided, that such Legal Action was the result of your negligence, willful malfeasance or fraud, from reckless disregard of your duties and obligations under this Agreement, or any loss resulting from a breach of your fiduciary duty with respect to the receipt of compensation for services. Expenses may include, but are not limited to, legal expenses; standard fees related to meetings of the Board; out-of-pocket expenses and normal hourly fees of the Trust’s Chief Compliance Officer; and any other expenses incurred as reasonably necessary, as determined by the Board, in order to respond to or comply with any Legal Action. This provision shall survive termination of this Agreement.

3.       COMPENSATION OF THE ADVISER

For all of the services to be rendered and payments to be made as provided in this Agreement, as of the last business day of each month, the Fund will pay you a management fee at the annual rate of 1.75% of the average value of its daily net assets. The Fund shall pay any management fee due to the Adviser after the end of each month in accordance with the Trust administrator’s standard practices. The Fund shall provide, or cause to be provided, to the Adviser timely information regarding the Fund’s net assets so as to allow the Adviser to confirm the calculation of the fee.

The average value of the daily net assets of the Fund shall be determined pursuant to the applicable provisions of the Trust’s Declaration of Trust or a resolution of the Board, if required. If, pursuant to such provisions, the determination of net asset value of the Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund’s net assets may lawfully be determined, on that day. If the determination of the net asset value of the Fund has been suspended for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

You agree that the Board of Trustees may suspend the payment of the advisory fee set forth above if you fail to follow directions of the Board as communicated to you in writing on behalf of the Board by its agents or the Trust’s administrator, and that such suspension may continue until such time as you reasonably comply with such directions.

4.       EXECUTION OF PURCHASE AND SALE ORDERS

In connection with purchases or sales of portfolio securities for the account of the Fund, it is understood that you will arrange for the placing of all orders for the purchase and sale of portfolio securities for the Fund with brokers or dealers selected by you, subject to review of this selection by the Board from time to time. You will be responsible for providing trade tickets on a timely basis to Ultimus Fund Solutions, LLC, the Trust’s administrator, and the Fund’s custodian following the execution of trade orders. You agree to comply with the Trust’s Valuation Procedures, as adopted by the Board and amended from time to time, in determining the fair value of securities held in the Fund’s portfolio as required by the Valuation Procedures from time to time.

You will be responsible for the negotiation and the allocation of principal trades and portfolio brokerage. In the selection of brokers or dealers and placing of orders, you are directed at all times to seek for the Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

You should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, you are authorized to select brokers or dealers who also provide brokerage and research services to the Fund and the other accounts over which you exercise investment discretion to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934 and applicable SEC guidance, to the extent applicable. You are authorized to pay a broker or dealer who provides such eligible brokerage and research services a commission for executing a Fund portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction; provided that you determine that the research or brokerage service meets the statutory definition, that the eligible product or service actually provides lawful and appropriate assistance in the performance of your investment decision-making responsibilities; and that the amount of commissions paid by the Fund is reasonable in light of the value of products or services received. The determination may be viewed in terms of either a particular transaction or your overall responsibilities with respect to the Fund and to accounts over which you exercise investment discretion. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable.

You may place portfolio transactions with brokers or dealers that promote or sell the Fund’s shares so long as such placements are made pursuant to policies approved by the Board that are designed to ensure that the selection is based on the quality of the broker’s execution and not on its sales efforts.

Subject to the provisions of the 1940 Act, and other applicable law, you, any of your affiliates or any affiliate of your affiliates may retain compensation in connection with effecting the Fund’s portfolio transactions, including transactions effected through others. If any occasion should arise in which you give any advice to clients of yours concerning shares of the Fund, you will act solely as investment adviser for such client and not in any way on behalf of the Fund. Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and other services to others, including other registered investment companies.

5.       LIMITATION OF LIABILITY OF ADVISER

You may rely on information reasonably believed by you to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither you nor your shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or negligence on the part of any such persons in the performance of your duties under this Agreement, or by reason of reckless disregard by any of such persons of your obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, member, shareholder or agent of you, who may be or become an officer, director, Trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with your duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, member, shareholder or agent of you, or one under your control or direction, even though paid by you.

6.       DURATION AND TERMINATION OF THIS AGREEMENT

This Agreement shall take effect on the date that the Fund commences investment operations, and shall remain in force for a period of two (2) years from such date, and from year to year thereafter, subject to annual approval by: (i) the Board; or (ii) a vote of a “majority of the outstanding voting securities” of the Fund (as defined in the 1940 Act); provided that in either event continuance is also approved by a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of you or the Trust, by a vote cast in person at a meeting called for the purpose of voting such approval.

If the shareholders of the Fund fail to approve this Agreement in the manner set forth above, upon request of the Board, you will continue to serve or act in such capacity for the Fund for a period of time not to exceed one hundred fifty (150) days from the effective date of the termination of this Agreement; provided that the compensation to be paid by the Fund to you for your services to and payments on behalf of the Fund will be equal to the lesser of your actual costs incurred in furnishing such services and payments or the amount you would have received under this Agreement for furnishing such services and payments.

This Agreement may, on 60 days’ written notice, be terminated with respect to the Fund, at any time without the payment of any penalty, by the Board, by a vote of a majority of the outstanding voting securities of the Fund, or by you. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined in the 1940 Act).

7.       USE OF NAME

The Trust and you acknowledge that all rights to the name “Efficient” belongs to you, and that the Trust is being granted a limited license to use such word in its Fund name or in any class name. In the event you cease to be the adviser to the Fund, the Trust’s right to use the name “Efficient” shall automatically cease on the 90th day following the termination of this Agreement. The right to use the name may also be withdrawn by you during the term of this Agreement upon 90 days’ written notice by you to the Trust. Nothing contained herein shall impair or diminish in any respect, your right to use the name “Efficient” in the name of, or in connection with, any other business enterprises with which you are or may become associated. There is no charge to the Trust for the right to use this name.

8.       AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment to this Agreement shall be effective until approved by the Board, including a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the 1940 Act by the SEC or its staff) by vote of the holders of a majority of the outstanding voting securities of the series to which the amendment relates.

9.       LIMITATION OF LIABILITY TO TRUST PROPERTY

The term “Trustees” means and refers to the Trust’s trustees from time to time serving under the Trust’s Declaration of Trust as the same may be amended from time to time. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Trust’s Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Fund and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust. A copy of the Declaration of Trust is on file with the Secretary of the State of Ohio.

10.     SEVERABILITY

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

11.     QUESTIONS OF INTERPRETATION

(a)     This Agreement shall be governed by the laws of the State of Ohio.

(b)     For the purpose of this Agreement, the terms “majority of the outstanding voting securities,” “control,” “assignment” and “interested person” shall have their respective meanings as defined in the 1940 Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

(c)     Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof; if any, by the United States courts or in the absence of any controlling decision of any such court, by the SEC or its staff. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the SEC or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

12.     NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust is 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, and your address for this purpose shall be 4355 Weaver Parkway, Suite 200, Warrenville, Illinois 60555.

13.     CONFIDENTIALITY

The Adviser agrees to treat all records and other information relating to the Fund and the investment holdings of the Fund as confidential and shall not disclose any such records or information to any other person unless (i) the Board has approved the disclosure or (ii) such disclosure is compelled by law. In addition, the Adviser and the Adviser’s officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings. The Adviser agrees that, consistent with the Adviser’s Code of Ethics, neither the Adviser nor the Adviser’s officers, directors, members or employees may engage in personal securities transactions based on nonpublic information about the Fund’s portfolio holdings.

The Fund agrees to treat all records and other information relating to the Adviser as confidential and shall not disclose any such records or information to any other person unless (i) the Adviser has approved the disclosure or (ii) such disclosure is compelled by law.

14.     COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.     BINDING EFFECT

Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

16.     CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

If you are in agreement with the foregoing, please sign the form of acceptance below and return it to the Trust, whereupon this letter shall become a binding contract.

This Agreement shall have been approved, as required, by the Board of Trustees and the sole initial shareholder and shall be effective upon commencement of Fund operations as set forth in Section 6 above.

[Signature Page Follows]

Yours very truly,

UNIFIED SERIES TRUST

By:	/s/ Martin R. Dean
Martin R. Dean, President

ACCEPTANCE

The foregoing Agreement is hereby accepted.

EFFICIENT CAPITAL MANAGEMENT, LLC

By:	/s/ Lorent Meksi
Name: Lorent Meksi
Title: Deputy Chief Investment Officer

By:	/s/ Scott Levin
Name: Scott Levin
Title: Chief Financial Officer